Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

April 27, 2005

Landmark Bancorp, Inc. Announces Results for the Quarter Ended March 31, 2005 and Approves a Cash Dividend

(Manhattan, KS, April 27, 2005) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended March 31, 2005 of $0.38 versus $0.43 for the quarter ended March 31, 2004, according to Patrick L. Alexander, President and Chief Executive Officer.  Net earnings for the quarter ended March 31, 2005 were $803,000, a decrease of $145,000 compared to the quarter ended March 31, 2004. Additionally, the Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of May 11, 2005, payable May 23, 2005.

Patrick Alexander, President and CEO, commented, “We completed the assimilation of the First Kansas organization on April 1, 2004 and are currently working on capitalizing on the opportunities present in the Miami county and southern Johnson county markets.  The acquisition has resulted in increased non-interest expenses compared to the prior year. While we have also experienced an increase in net interest income and non-interest income as a result of the acquisition, our revenue has not yet increased to a level which we feel reflects the potential that these markets will contribute to our organization.  Our efforts are focused on transitioning the acquired assets and business operations in these new markets in order to further enhance both our net interest income and fee income.  We expect to make significant progress on these goals in 2005.”

Alexander further commented, “Decreased gains on sale of loans and investments in 2005 contributed to a decrease in net earnings from the first quarter of 2004.  Increasing interest rates contributed to decreasing mortgage loan originations throughout the industry as residential mortgage loan originations have returned to more normal levels.  Additionally, a disproportionate number of our adjustable rate mortgages are scheduled to reprice in the last three quarters of 2005 than in the first quarter.  This situation will correct itself over time. This slower pace of repricing in comparison to commercial loans further validates our efforts to reduce our balance sheet concentrations in residential mortgage loans.  However, we remain excited about our prospects and opportunities for the remainder of 2005.  We anticipate that continued economic recovery and expansion will cause commercial loan demand to strengthen.  This would have a positive impact on our net interest income and net interest margin.  Additionally, we believe that our efforts in the newly acquired markets will begin to be a more significant contributor to our financial performance in 2005.”

Net interest income for the first quarter of 2005 increased $346,000 to $3.1 million compared to the first quarter of 2004, an increase of 12.5%.  This increase was due primarily to the higher level of earning assets obtained in the acquisition of First Kansas, in spite of a reduction in the net interest margin to 3.08% for the first quarter of 2005 from 3.53% for the first quarter of 2004.  Refinancings and paydowns in the residential mortgage portfolio have exceeded commercial loan growth over the past year, resulting in excess liquidity being invested into lower yielding investment securities.  Total non-interest income increased approximately $114,000, or 12.0%, for the quarter ended March 31, 2005, as compared to the quarter ended March 31, 2004.  The increase was due to increased fees and service charges of $265,000, offset by a decrease of $69,000 in gains on sale of loans and a $98,000 decline in gains on sale of investments.  Total non-interest expense for the first quarter of 2005 increased approximately $641,000 compared to the first quarter of 2004, resulting primarily from increases associated with the acquisition of First Kansas in compensation and benefits, occupancy and equipment, and data processing.

Landmark Bancorp’s total assets increased to $444.0 million at March 31, 2005, compared to $442.1 million at December 31, 2004.  Net loans receivable were $276.2 million at March 31, 2005, compared to $278.3 million at December 31, 2004.  At March 31, 2005, the allowance for loan losses was $3.0 million, or 1.1% of gross loans outstanding, compared to $2.9 million, or 1.0% of gross loans outstanding at December 31, 2004.  As of March 31, 2005, $2.4 million in loans were on non-accrual status, or 0.9% total loans, compared to a balance of $1.1 million in loans on non-accrual status, or 0.4% of total loans, as of December 31, 2004.  Additionally, non-performing assets as a percentage of total assets increased from 0.4% as of December 31, 2004 to 0.7% as of March 31, 2005.  The increase in non-accrual loans is related to a single borrowing relationship comprised of a pool of residential home loans totaling $1.4 million.  Residential home loans comprised 80.3% of the $2.4 million non-accrual balance at March 31, 2005.  In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Kansas Financial Corporation on April 1, 2004 and accordingly, the operating results presented for the quarter ended March 31, 2005 include the accounts of First Kansas Financial Corporation while the corresponding quarter ended March 31, 2004 do not.  Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend, Hoisington, LaCrosse, Louisburg, Osage City, Osawatomie, Paola, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions including last year’s acquisition of First Kansas; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At March 31, 2005	At December 31, 2004
ASSETS
Cash and cash equivalents	$13,761,529	$7,845,438
Investment securities available for sale	131,520,943	133,604,335
Loans receivable, net(1)	276,177,199	278,259,966
Premises and equipment, net	5,758,115	5,864,258
Goodwill	7,651,892	7,651,892
Other intangible assets, net	1,263,968	1,339,832
Other assets	7,886,823	7,525,173
TOTAL ASSETS	$444,020,469	$442,090,894
LIABILITIES
Deposits	$307,203,307	$302,867,721
Other borrowings	90,895,791	94,571,321
Other liabilities	3,744,707	2,482,875
Total liabilities	401,843,805	399,921,917
Stockholders’ equity	42,176,664	42,168,977
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$444,020,469	$442,090,894

(1)  Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $3,015,091 and $2,893,603 at March 31, 2005 and December 31, 2004, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2005	2004
Interest income:
Loans	$4,101,714	$3,227,509
Investment securities	1,036,801	811,325
Other	13,070	8,332
Total interest income	5,151,585	4,047,166
Interest expense:
Deposits	1,160,065	932,801
Borrowed funds	880,726	349,444
Total interest expense	2,040,791	1,282,245
Net interest income	3,110,794	2,764,921
Provision for loan losses	120,000	60,000
Net interest income after provision for loan losses	2,990,794	2,704,921
Non-interest income:
Fees and service charges	797,659	532,735
Gains on sale of loans	165,576	234,885
Gains on sale of investments	—	97,687
Other	97,180	81,501
Total non-interest income	1,060,415	946,808
Non-interest expense:
Compensation and benefits	1,457,718	1,217,804
Occupancy and equipment	425,402	319,046
Amortization	96,030	75,147
Professional fees	86,143	78,694
Data processing	128,996	78,865
Other	703,953	487,765
Total non-interest expense	2,898,242	2,257,321
Earnings before income taxes	1,152,967	1,394,408
Income tax expense	349,591	445,647
Net earnings	$803,376	$948,761
Net earnings per share(2)
Basic	$0.38	$0.43
Diluted	0.38	0.43
Book value per share(2)	$19.98	$19.64
Shares outstanding at end of period	2,110,588	2,195,872
Weighted average common shares outstanding - basic	2,110,588	2,195,210
Weighted average common shares outstanding - diluted	2,123,109	2,214,262

(2)  Net earnings per share and book value per share at or for the period ended March 31, 2004 have been adjusted to give effect to the 5% stock dividend paid during December 2004.

	Three months ended March 31,
OTHER DATA (unaudited):	2005	2004
Return on average assets(3)	0.74%	1.15%
Return on average equity(3)	7.70%	8.88%
Equity to total assets	9.50%	13.05%
Net yield on interest earnings assets(3)	3.08%	3.53%

(3)  Information for the three months ended is annualized.